Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 7

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Listed Private Equity Plus Fund

America First Quantitative Strategies Fund

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Catalyst Funds

Dated as of September 16, 2009

By: /s/ Jerry Szilagyi

      Jerry Szilagyi, Trustee